As filed with the Securities and Exchange Commission on September 14, 2006

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUMMIT BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	75-1694807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3880 Hulen Street, Fort Worth, Texas	76107
(Address of Principal Executive Offices)	(Zip Code)

2006 Long-Term Incentive Plan
(Full title of the plan)

Bob G. Scott Executive Vice President and Chief Operating Officer Summit Bancshares, Inc. 3880 Hulen Street, Fort Worth, Texas 76107
(Name and address of agent for service)

(817) 336-6817
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $1.25 par value per share	1,250,000 (1)	$28.23 (2)	$35,287,500 (2)	$3,775.76 (2)

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement shall, unless otherwise expressly provided, be deemed to cover the additional securities that may be (i) offered, issued, or sold in connection with any provision(s) of the employee benefit plan(s) described herein that provide for a change in the amount of securities being offered, issued, or sold to prevent dilution resulting from stock splits, stock dividends, or similar or other transactions or (ii) issuable or issued as a result of a split of, or a stock dividend on, the registered securities prior to completion of the distribution of the securities covered by this registration statement.

(2)

Estimated solely for the purpose of computing the registration fee based on and in reliance upon paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, and $28.23, the average of the high and low prices of the common stock reported in the Nasdaq National Market as of September 11, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement:

(a)	The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(c)

If the class of securities to be offered is registered under Section 12 of the Exchange Act, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updated such description.

          All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.  Description of Securities.

          Not Applicable

Item 5.  Interests of Named Experts and Counsel.

          Not Applicable

Item 6.  Indemnification of Directors and Officers.

          Article 2.02-1 of the Texas Business Corporation Act generally permits the registrant, in certain circumstances, to indemnify any present or former director, officer, employee, or agent of the registrant against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with a proceeding in which such person was, is, or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee, or agent of the registrant, but only to a limited extent in respect of a proceeding in which such person is found liable on the basis that personal benefit was improperly received by such person, whether or not the benefit resulted from an action taken in such person’s official capacity, or in which such person is found liable to the registrant.

          Article 2.02-1 of the Texas Business Corporation Act generally also permits the registrant to pay or reimburse reasonable expenses incurred by such persons in advance of the final disposition of the proceeding and to purchase and maintain insurance or other arrangements on behalf of such persons against liability asserted against and incurred by such persons whether or not the registrant would have the power to indemnify such persons against that liability under Article 2.02-1 of the Texas Business Corporation Act.

          Article 9 of the Restated Articles of Incorporation of the registrant provides as follows:

          “The corporation shall indemnify to the fullest extent permitted by law any person who is made a named defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or was a director, advisory director or officer of the corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, advisory director or officer in connection with any such action, suit or proceeding. The corporation may indemnify other persons, as permitted by law.  The corporation shall pay or reimburse expenses to directors, advisory directors and officers and may pay or reimburse expenses to other persons, as permitted by law. The corporation may purchase establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of directors, advisory directors, officers or other persons, against any liability asserted against such persons in their capacities as directors, advisory directors, officers or otherwise, of the corporation, whether or not the corporation would have the power to indemnify such directors, advisory directors, officers or other persons against such liability, as permitted by law.”

Bylaw 7.07 of the Amended and Restated Bylaws of the registrant provides as follows:

          “The corporation shall indemnify to the full extent permitted by law any person who is made a named defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or was a director, advisory director or officer of the corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, advisory director or officer in connection with any such action, suit or proceeding. The corporation shall pay or reimburse expenses to directors, advisory directors and officers, and may pay or reimburse expenses to other persons, as permitted by law. The corporation may purchase and maintain insurance, create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of directors, advisory directors, officers or other persons, against any liability asserted against such persons in their capacities as directors, advisory directors, officers or otherwise, of the corporation, whether or not the corporation would have the power to indemnify such directors, advisory directors, officers or other persons against such liability, as permitted by law.”

          The registrant had purchased and maintains insurance on behalf of the directors and certain officers of the registrant.

Item 7.  Exemption from Registration Claimed.

          Not Applicable

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit

4.1

Restated Articles of Incorporation of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 3(a) to the Annual Report on Form 10-K of Summit Bancshares, Inc. for the fiscal year ended December 31, 1998)

4.2

Amended and Restated Bylaws of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 3(b) to the Annual Report on Form 10-K of Summit Bancshares, Inc. for the fiscal year ended December 31, 2002)

4.3

Amendment to the Amended and Restated Bylaws of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 99.1 to the Current Report on Form 8-K filed on February 22, 2005 by Summit Bancshares, Inc.)

4.4

Rights Agreement dated April 17, 1990 by and between Summit Bancshares, Inc. and Summit Bancservices, Inc. (incorporated herein by reference from Exhibit 1 to the Current Report on Form 8-K dated April 18, 1990 and filed on April 24, 1990 by Summit Bancshares, Inc.)

4.5

Amendment No. 1 to Rights Agreement, effective as of April 16, 2000, by and between Summit Bancshares, Inc. and Summit Bancservices, Inc. (incorporated herein by reference from Exhibit 4(b) to the Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2000)

4.6

Junior Subordinated Debt Securities Indenture Agreement dated May 3, 2004 (incorporated herein by reference from Exhibit 4(a) to Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2004)

4.7

Junior Subordinated Debt Securities Due 2034 (incorporated herein by reference from Exhibit 4(b) to the Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2004)

5.1	Opinion of Haynes and Boone, LLP (furnished herewith)

23.1	Consent of Haynes and Boone, LLP (included in the opinion of Haynes and Boone, LLP furnished herewith as Exhibit 5.1)

23.2	Consent of Stovall, Grandey & Allen, L.L.P. independent certified public accountants (furnished herewith)

24.1	Power of attorney (included on signature page to this registration statement)

          The registrant will submit or has submitted the plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth,  State of Texas, on September 14, 2006.

SUMMIT BANCSHARES, INC.

By:	/s/ Bob G. Scott

Name:	Bob G. Scott
Title:	Chief Operating Officer

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Summit Bancshares, Inc., a Texas corporation, do hereby constitute and appoint Philip E. Norwood and Bob G. Scott and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 14, 2006.

PERSON	CAPACITY(IES)

/s/ Philip E. Norwood	Chairman, President and Chief Executive Officer (Principal Executive Officer)

Philip E. Norwood

/s/ Bob G. Scott	Executive Vice President, Chief Operating Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bob G. Scott

/s/ Robert P. Evans	Director

Robert P. Evans

/s/ Elliott S. Garsek	Director

Elliott S. Garsek

/s/ Ronald J. Goldman	Director

Ronald J. Goldman

/s/ F.S. Gunn	Director

F.S. Gunn

/s/ Robert L. Herchert	Director

Robert L. Herchert

/s/ Jay J. Lesok	Director

Jay J. Lesok

Director

William W. Meadows

/s/ James L. Murray	Director

James L. Murray

/s/ Byron B. Searcy	Director

Byron B. Searcy

/s/ Roderick D. Stepp	Director

Roderick D. Stepp

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

Restated Articles of Incorporation of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 3(a) to the Annual Report on Form 10-K of Summit Bancshares, Inc. for the fiscal year ended December 31, 1998)

4.2

Amended and Restated Bylaws of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 3(b) to the Annual Report on Form 10-K of Summit Bancshares, Inc. for the fiscal year ended December 31, 2002)

4.3

Amendment to the Amended and Restated Bylaws of Summit Bancshares, Inc. (incorporated herein by reference from Exhibit 99.1 to the Current Report on Form 8-K filed on February 22, 2005 by Summit Bancshares, Inc.)

4.4

Rights Agreement dated April 17, 1990 by and between Summit Bancshares, Inc. and Summit Bancservices, Inc. (incorporated herein by reference from Exhibit 1 to the Current Report on Form 8-K dated April 18, 1990 and filed on April 24, 1990 by Summit Bancshares, Inc.)

4.5

Amendment No. 1 to Rights Agreement, effective as of April 16, 2000, by and between Summit Bancshares, Inc. and Summit Bancservices, Inc. (incorporated herein by reference from Exhibit 4(b) to the Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2000)

4.6

Junior Subordinated Debt Securities Indenture Agreement dated May 3, 2004 (incorporated herein by reference from Exhibit 4(a) to Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2004)

4.7

Junior Subordinated Debt Securities Due 2034 (incorporated herein by reference from Exhibit 4(b) to the Quarterly Report on Form 10-Q of Summit Bancshares, Inc. for the quarterly period ended September 30, 2004)

5.1	Opinion of Haynes and Boone, LLP (furnished herewith)

23.1	Consent of Haynes and Boone, LLP (included in the opinion of Haynes and Boone, LLP furnished herewith as Exhibit 5.1)

23.2	Consent of Stovall, Grandey & Allen, L.L.P. independent certified public accountants (furnished herewith)

24.1	Power of attorney (included on signature page to this registration statement)

          The registrant will submit or has submitted the plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.